Exhibit 99.2

First-Quarter 2013 Results—Supplemental Information

1)	What were multiclient sales in the first quarter of 2013?

Multiclient sales, including transfer fees, were $175 million in the first quarter of 2013.

2)	What was the WesternGeco backlog at the end of the first quarter of 2013?

WesternGeco backlog, which is based on signed contracts with customers, was $1.09 billion at the end of the first quarter of 2013.

3)	What were the Schlumberger pretax and after-tax returns-on-sales from continuing operations for the first quarter of 2013, excluding charges and credits?

The Schlumberger pretax return on sales from continuing operations, excluding charges and credits, was 16.6% for the first quarter of 2013 and 17.0% for the fourth quarter of 2012.

The Schlumberger after-tax return on sales from continuing operations, excluding charges and credits, was 12.7% for the first quarter of 2013 versus 12.9% for the fourth quarter of 2012.

4)	What was the Schlumberger Net Debt† at the end of the first quarter of 2013?

Net debt was $5.3 billion at March 31, 2013—a $162 million increase as compared to the end of the previous quarter.

Liquidity during the quarter was used primarily for capital expenditures of $894 million and working capital usage of $0.9 billion.

†Net Debt represents gross debt less cash, short-term investments and fixed income investments, held to maturity.

5)	What was included in “Interest and other income, net” for the first quarter of 2013?

“Interest and other income, net” for the first quarter of 2013 consisted of the following:

($ millions)
Equity in net earnings of affiliated companies	$27
Interest Income	6

$33

Exhibit 99.2

6)	How did interest income and interest expense change during the first quarter of 2013?

Interest income of $6 million increased $1 million sequentially. Interest expense of $98 million increased $5 million sequentially.

7)	Why was there a difference between the consolidated Schlumberger pretax income and the total pretax income of Oilfield Services?

The difference consisted of such items as corporate expenses and interest income and interest expense not allocated to the segments, as well as interest on postretirement medical benefits, stock-based compensation expense and the amortization expense associated with intangible assets recorded in connection with the Smith acquisition.

8)	What was the effective tax rate (ETR), excluding charges and credits, for the first quarter of 2013?

The ETR for the first quarter of 2013 was 23.3% and in the prior quarter was 23.8%, excluding charges and credits in both periods.

9)	What is the capex guidance for the full year 2013?

Schlumberger capex is expected to be $3.9 billion for 2013.

Exhibit 99.2

Non-GAAP Financial Measures

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this document also includes non-GAAP financial measures (as defined under SEC Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

	(Stated in millions except per share amounts)
	First Quarter 2013
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS
Schlumberger income from continuing operations, as reported	$1,679	$412	$8	$1,259	$0.94
Currency devaluation loss in Venezuela	92	—	—	92	0.07

Schlumberger income from continuing operations, excluding charges & credits	$1,771	$412	$8	$1,351	$1.01

	Fourth Quarter 2012
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS
Schlumberger income from continuing operations, as reported	$1,807	$436	$9	$1,362	$1.02
Merger and integration costs	60	10	—	50	0.04
Workforce reduction	33	6	—	27	0.02

Schlumberger income from continuing operations, excluding charges & credits	$1,900	$452	$9	$1,439	$1.08

	First Quarter 2013		Fourth Quarter 2012
	GAAP	Excluding Charges	GAAP	Excluding Charges
Pretax return on sales	15.7%	16.6%	16.2%	17.0%
After tax return on sales	11.8%	12.7%	12.2%	12.9%
Effective tax rate	24.5%	23.3%	24.1%	23.8%

Exhibit 99.2

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This document, the first-quarter 2013 earnings release and other statements we make contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our forecasts or expectations regarding business outlook; growth for Schlumberger as a whole and for each of its segments (and for specified products or geographic areas within each segment); oil and natural gas demand and production growth; oil and natural gas prices; improvements in operating procedures and technology; capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger’s customers; future global economic conditions; and future results of operations. These statements are subject to risks and uncertainties, including, but not limited to, global economic conditions; changes in exploration and production spending by Schlumberger’s customers and changes in the level of oil and natural gas exploration and development; general economic, political and business conditions in key regions of the world; pricing erosion; weather and seasonal factors; operational delays; production declines; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives; the inability of technology to meet new challenges in exploration; and other risks and uncertainties detailed in our first-quarter 2013 earnings release, our most recent Form 10-K and other filings that we make with the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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